Provident Bancorp, Inc. Reports Earnings for the December 31, 2021 Quarter and Year and Continues Payment of Quarterly Cash Dividends of $0.04 per Share

Company Release – 1/27/2022

Amesbury, Massachusetts — Provident Bancorp, Inc. (the “Company”) (NasdaqCM: PVBC), the holding company for The Provident Bank (the “Bank”), reported net income for the three months ended December 31, 2021 of $3.6 million, or $0.21 per diluted share, compared to $4.3 million, or $0.24 per diluted share, for the three months ended December 31, 2020. Net income for the year ended December 31, 2021 was $16.1 million, or $0.93 per diluted share, compared to $12.0 million, or $0.66 per diluted share, for the year ended December 31, 2020. Included in the fourth quarter earnings is expense totaling $984,000 relating to the Resignation, Separation Agreement and Full Release of Claims Agreement (the “Agreement”) between the Bank and its President and Chief Lending Officer of the Bank entered into on November 1, 2021.

The Company also announced that its Board of Directors declared a quarterly cash dividend of $0.04 per share, which will be paid on February 25, 2022 to stockholders of record as of February 10, 2022.

In reporting these results, Dave Mansfield, Chief Executive Officer said, “The execution of our strategic initiatives culminated in a successful year for BankProv and I am proud to report the 2021 year-end results. Our specialty lending, particularly enterprise value and digital assets, drove our loan growth in the fourth quarter after experiencing loan decline in the third quarter from prepayments. We were able to align all the components needed to service our digital asset and banking as a service customers, placing BankProv in an optimal position heading into 2022. Our diverse earning streams, strategic partnerships along with strong loan and deposit growth, credit quality and capital demonstrate a unique and attractive growth profile.”

COVID–19 Response

The Company continues to focus on meeting the needs of its customers through the pandemic and current economic recovery. We continue to maintain close communication with commercial customers, especially in those industries most heavily impacted by the pandemic. All loans that were modified under the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act have resumed repayment or have been paid off. We have not experienced any significant delinquencies related to the loans that have resumed repayment.

In December 2020, Congress approved a bill which allocated additional funds to the Small Business Administration (“SBA”) for a second round of Paycheck Protection Program (“PPP”) loans to assist with the economic fallout caused by the COVID-19 pandemic. The SBA, in consultation with the U.S. Treasury department, resumed the PPP in January of 2021 through May 31, 2021.  During the first round of the PPP, which ran from March to August 2020, the Company originated $78.0 million in PPP loans and during the second round an additional $46.0 million was originated.  The Company continues to work with customers who received PPP loans on applying for loan forgiveness, and as of December 31, 2021, of the $124.0 million in PPP loans issued, only $12.4  million remained outstanding with unaccreted fee income totaling $503,000.

Financial Results

For the three-month period ended December 31, 2021,  net interest and dividend income increased by $1.0 million, or 6.8% compared to the three months ended December 31, 2020.  For the three months ended December 31, 2021 interest and dividend income increased $583,000, or 3.5%, to  $17.1 million compared to $16.5 million for the same period in 2020. For the three months ended December 31, 2021 interest and dividend income benefited from PPP loan fee accretion totaling $592,000 compared to $1.2 million for the three months ended December 31, 2020. In addition, interest and dividend income increased due to an increase in average interest earning assets of $190.3 million, partially offset by a decrease in the yield on interest earning assets of 41 basis points to 4.27% for the three months ended December 31, 2021 compared to 4.68% for the same period in 2020.  The decrease of 41 basis points on the yield of average assets was primarily due to a $122.0 million, or 147.1%, increase in short-term investments, which have a lower rate. Also contributing to the increase in net interest and dividend income for the three months ended December 31, 2021 was a decrease in interest expense of $465,000, or 41.8%, to $647,000 compared to $1.1 million for the three months ended December 31, 2020. Interest expense decreased primarily due to the cost of interest-bearing deposits decreasing 23 basis points to 0.27% for the three months ended December 31, 2021 from 0.50% for the three months ended December 31, 2020 due to the lower interest rate environment and the higher percentage of core deposits in the portfolio.

Net interest and dividend income increased by $7.0 million, or 12.8%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. For the year ended December 31, 2021, interest and dividend income increased $4.4 million, or 7.3%, to $64.8 million compared to $60.4 million for 2020. For the year ended December 31, 2021 interest and dividend income benefited from PPP loan fee accretion totaling $2.4 million compared to $1.8 million for the year ended December 31, 2020. In addition, interest and dividend income increased due to an increase in average interest earning assets of $228.0 million, partially offset by a decrease in the yield on interest earning assets of 41 basis points to 4.28% for the year ended December 31, 2021 compared to 4.69% for 2020. The decrease of 41 basis points on the yield of average assets was primarily due to a $121.6 million, or 319.6%, increase in short-term investments, which have a lower rate. Also contributing to the increase in net interest and dividend income for the year ended December 31, 2021 was a decrease in interest expense of $2.6 million, or 43.2%, to $3.4 million compared to $5.9 million for the year ended December 31, 2020. Interest expense decreased primarily due to the cost of interest-bearing deposits decreasing 34 basis points to 0.37% for the three months ended December 31, 2021 from 0.71% for the three months ended December 31, 2020 due to the lower interest rate environment and the higher percentage of core deposits in the portfolio. The decreasing rate environment and increase in short-term investments resulted in a decrease in our net interest margin of 26 basis points to 4.11% from 4.37% for the three months ended December 31, 2021, and 17 basis points to 4.06% from 4.23% for the year ended December 31, 2021 when compared to the same periods in 2020.

Provision for loan losses of $1.2 million were recorded for the three months ended December 31, 2021 compared to $866,000 for the same period in 2020.  For the year ended December 31, 2021, a provision of $3.9 million was recorded compared to $5.6 million for the year ended December 31, 2020. The changes in the provision were based on management’s assessment of economic conditions, including the impact of the COVID-19 pandemic, loan portfolio growth and composition changes, historical charge-off trends, levels of problem loans and other asset quality trends.

The allowance for loan losses as a percentage of total loans was 1.34% as of December 31, 2021 compared to 1.39% as of December 31, 2020. The primary reason for the decrease was lower impaired loan balances due to charge-offs previously reserved for impaired loans. Net charge-offs for the year ended December 31, 2021 were $2.9 million compared to $923,000 for 2020. The increase in net charge-offs was the result of a second quarter 2021 charge-off of a $1.1 million impaired loan that was previously reserved for during the first quarter of 2021 as well as a third quarter 2021 charge-off of a $1.4 million relationship that was previously reserved for in the fourth quarter of 2020.  Also contributing to the decrease was a first quarter 2021 decrease in the provision allocated to mortgage warehouse loan balances. The decrease in the provision allocated to mortgage warehouse loan balances was the result of the Bank’s seasoning experience with this line of lending. There were  $253.8 million and $265.4 million in outstanding mortgage warehouse loan balances at December 31, 2021 and 2020, respectively. Loans in this segment are facility lines to non-bank mortgage origination companies for sale into secondary markets, which typically occurs within 15 days of the loan funding. Due to their short-term nature, these loans are assessed at a lower credit risk and do not carry the same allocation as traditional loans. These decreases were partially offset by a  $1.3 million loan relationship that was placed on nonaccrual status in the second quarter of 2021 with specific reserves of $1.2 million.  Included in total loans is $12.4 million and $41.8 million at December 31, 2021 and 2020, respectively, in PPP loans originated as part of the CARES Act that we believe have no credit risk due to a government guarantee; therefore we have not provided for losses for these loans. Excluding PPP loans, the allowance for loan losses as a percentage of total loans was 1.35% as of December 31, 2021 compared to 1.43% at December 31, 2020. The allowance for loan losses as a percentage of non-performing loans was 674.14% as of December 31, 2021 compared to 341.72% as of December 31, 2020. Non-performing loans were $2.9 million, or 0.17% of total assets as of December 31, 2021 compared to $5.4 million, or 0.36% of total assets as of December 31, 2020. As of December 31, 2021,  the largest non-performing loan relationships consisted of two commercial relationship totaling $1.8 million.  These loan relationships were evaluated for impairment and specific reserves of $1.6 million were allocated as of December 31, 2021.

Noninterest income increased $304,000, or 33.1%, to  $1.2 million for the three months ended December 31, 2021 compared to $918,000 for the three months ended December 31, 2020.  The increase is primarily due to  an increase in customer service fees on deposit accounts of $202,000, or 60.7%, an increase in other service charges and fees of $48,000, or 13.8%, and an increase of $35,000, or 318.2% in other income.  The increase in customer service fees on deposit accounts is primarily due to fees generated from cash vault services for our customers who operate Bitcoin ATMs, which totaled $102,000.  The increase in other service charges and fees was primarily due to increased overdraft fee income. Other income increased primarily due to gains recognized on commercial loans sold. For the year ended December 31, 2021, noninterest income increased $1.6 million, or 45.8%, to $5.2 million compared to $3.5 million for the year ended December 31, 2020. This was primarily due to an increase in other service charges and fees of  $681,000, or 51.5%, an increase in customer service fees on deposit accounts of $501,000 or 37.6%, and an increase in bank owned life insurance income of $386,000, or 47.7%.  The increase in other service charges and fees was primarily due to increased late fee charges as well as income from loan prepayment penalties related to two commercial loan relationships. Customer service fees on deposit accounts increased primarily due to fees generated from cash vault services for our customers who operate Bitcoin ATMs, which totaled $274,000. In addition, 2021 fees reflect higher income compared to 2020 due to fees being waived for customers impacted by COVID-19. The increase in bank owned life insurance income is primarily due to the receipt of a death benefit payout during the third quarter of 2021 as well as the purchase of additional insurance policies in the second quarter of 2020.

Noninterest expense increased $2.4 million, or 24.9%, to $11.8 million for the three months ended December 31, 2021 compared to $9.5 million for the three months ended December 31, 2020. The increase is primarily due to an increase in salaries and employee benefits expense,  professional fees, and other expense, partially offset by a decrease in write downs of other assets and receivables. The increase of $2.4 million, or 40.0%, in salary and employee benefits was primarily due to increased stock-based compensation expense and  an increase in staff to support the development and implementation of new technologies and specialty lending products. Also included in salaries and employee benefit expense is a $984,000 expense relating to an agreement entered into on November 1, 2021 between the Bank and the President and Chief Lending Officer upon his retirement.  Professional fees increased $122,000, or 18.7%, primarily due to an increase in audit and compliance costs. The increase of $105,000, or 13.2%, in other expense was primarily due to increased loan workout expenses, as well as costs associated with conferences and training which were largely canceled during 2020 because of the

COVID-19 pandemic. These increases were partially offset by a decrease of $400,000 in write downs of other assets and receivables. In  the fourth quarter of 2020, a write-down of other assets was completed after the Company evaluated the collectability and determined $400,000 was impaired and uncollectible.

For the year ended December 31, 2021, noninterest expense increased $4.8 million, or 13.4%, to $40.6 million compared to $35.8 million for the year ended December 31, 2020. The increase is primarily due to an increase in salaries and employee benefits expense, data processing fees, directors’ compensation, other expense, and professional fees, partially offset by a decrease in write downs of other assets and receivables. The increase of $5.6 million, or 24.2%, for the year ended December 31, 2021 when compared to 2020 in salary and employee benefits was primarily due to stock-based compensation expense for new grants awarded and an increase in staff to support the development and implementation of new technologies and specialty lending products. Also included in salaries and employee benefit expense is a $984,000 expense relating to the agreement entered into on November 1, 2021 between the Bank and the President and Chief Lending Officer. Data processing fees increased $325,000 or 32.5%, primarily due to new contracts for deposit services. Directors’ compensation increased $242,000, or 32.3%, primarily due to increase stock-based compensation expense. The increase of $287,000, or 9.7%, in other expense was primarily due to increased costs related to third-party services for both marketing and information technology, as well as increased costs associated with conferences and training which were largely canceled during 2020 due to the COVID-19 pandemic. Professional fees increased $215,000, or 11.5%, primarily due to an increase in audit and compliance costs. These increases were offset by a decrease in write downs of other assets and receivables of $2.0 million. In the first quarter of 2020 a write-down of a notes receivable balance was completed after the Company evaluated the collectability and determined that $500,000 was uncollectible and in the third quarter of 2020 a write-down of an SBA receivable balance was completed after the Company evaluated the collectability and determined $1.3 million was uncollectible. In the fourth quarter of 2020 a write down of other assets was also completed after the Company evaluated the collectability and determined $400,00 was impaired and uncollectible. The decrease in the write-downs was partially offset by a write-down of an SBA receivable in the third quarter of 2021 after the Company evaluated the collectability and determined $195,000 was uncollectible.

As of December 31, 2021,  total assets have increased $223.5 million, or 14.8%, to $1.73 billion compared to $1.51 billion at December 31, 2020. The primary reasons for the increase are increases in cash and cash equivalents and net loans. The increase in cash and cash equivalents of $69.3 million, or 82.7% is primarily due to an increase in deposits. Net loans increased $119.0 million, or 9.1%, and were $1.43 billion as of December 31, 2021 compared to $1.31 billion at December 31, 2020. The increase in net loans was due to an increase in commercial loans of $160.3 million, or 28.3% and construction and land development loans of $13.9 million, or 48.0%, partially offset by decreases in commercial real estate loans of $6.7 million, or 1.5%, mortgage warehouse loans of $11.6 million, or 4.4%, residential real estate loans of $32.0 million, or 97.5%, and consumer loans of $4.0 million, or 72.6%. Our commercial loan growth was primarily due to an increase in our loans to digital asset companies of $105.5 million, or 703.1% to $120.4 million compared to $15.0 million at December 31, 2020, an increase in enterprise value loans of $54.2 million, or 18.9%, to $340.3 million compared to $286.1 million at December 31,2020, and an increase in renewable energy loans of  $25.2 million, or 67.7%, to $62.3 million compared to $37.2 million at December 31, 2020. The increase was partially offset by a decrease in PPP loans of $29.4 million, or 70.2%, to $12.4 million compared to $41.8 million as of December 31, 2020. Residential real estate loans decreased primarily due to the transfer of the portfolio to loans held for sale. As of December 31, 2021, the Company determined they will no longer originate or service residential real estate loans. As such, the Company valued the portfolio at the lower of cost or market and transferred them to loans held for sale.

Total liabilities increased $225.6 million, or 17.8%, due to increased deposits.  Deposits were $1.46 billion as of December 31, 2021, representing an increase of $222.5 million, or 18.0%, compared to December 31, 2020.  The increase in deposits was due to an increase of $270.4 million, or 48.8%, in NOW and demand deposits, an increase of $65.8 million, or 18.6% in money market accounts, an increase of $3.9 million, or 2.6%, in savings accounts, partially offset by a decrease of $117.7 million, or 66.0%, in time deposits. NOW and demand deposits and money market deposits increased primarily due to new and expanded relationships with traditional, digital asset, and banking as a service (“BaaS”) customers.  As of December 31, 2021, deposit relationships with digital asset customers increased $68.7 million, or 222.3%, to $99.7 million compared to $30.9 million at December 31, 2020.  In 2021, the Company began offering deposit services to BaaS customers. BaaS is an end-to-end solution that allows financial technology companies (“FinTechs”) or other third parties to connect to banks’ systems directly via application programming interfaces so they can build banking offerings on top of the providers’ regulated infrastructure. As of December 31, 2021, deposits with BaaS customers totaled $59.9 million. The increase in savings accounts is primarily caused by increased consumer savings. The decrease in time deposits is primarily due to roll-off of brokered certificates of deposit. In addition, the Bank has increased its focus on growing noninterest-bearing deposit balances and as of December 31, 2021 noninterest-bearing deposits represented 42.9% of total deposits compared to 31.0% at December 31, 2020.

As of December 31, 2021, shareholders’ equity was $233.8 million compared to $235.9 million at December 31, 2020, representing a decrease of $2.1 million, or 0.9%. The decrease was primarily due to the repurchase of 1,272,607 shares of common stock for  $19.0 million, $3.6 million from dividends paid, and a decrease in other comprehensive income of $409,000, partially offset by net income of $16.1 million,  stock-based compensation expense of $2.5 million and employee stock ownership plan shares earned of $1.4 million.

About Provident Bancorp, Inc.

BankProv, legally operating as The Provident Bank, is a subsidiary of Provident Bancorp, Inc. (NASDAQ: PVBC). BankProv is a future-ready commercial bank for corporate clients, specializing in offering adaptive and technology-first banking solutions to niche markets, including cryptocurrency, renewable energy, fin-tech and search fund lending. We are committed to offering state-of-the-art APIs (application programming interfaces) for all business clients and BaaS (Bank as a Service) partners. Through our offerings, BankProv insures 100% of deposits through a combination of insurance provided by the Federal Deposit Insurance Corporation (FDIC) and the Depositors Insurance Fund (DIF). For more information about BankProv please visit our website www.bankprov.com or call 877-487-2977.

Forward-looking statements

This news release may contain certain forward-looking statements, such as statements of the Company’s or the Bank’s plans, objectives, expectations, estimates and intentions. Forward-looking statements may be identified by the use of words such as, “expects,” “subject,” “believe,” “will,” “intends,” “may,” “will be” or “would.” These statements are subject to change based on various important factors (some of which are beyond the Company’s or the Bank’s control) and actual results may differ materially. Accordingly, readers should not place undue reliance on any forward-looking statements (which reflect management’s analysis of factors only as of the date of which they are given). These factors include: general economic conditions; the effects of any pandemic; trends in interest rates; the ability of our borrowers to repay their loans; and the ability of the Company or the Bank to effectively manage its growth and results of regulatory examinations, among other factors. The foregoing list of important factors is not exclusive. Readers should carefully review the risk factors described in other documents of the Company files from time to time with the Securities and Exchange Commission, including Annual and Quarterly Reports on Forms 10-K and 10-Q, and Current Reports on Form 8-K.

Provident Bancorp, Inc.

Carol Houle, 603-334-1253

Executive Vice President/CFO

choule@bankprov.com

Provident Bancorp, Inc.

Consolidated Balance Sheet

	At	At
	December 31,	December 31,
	2021	2020
(Dollars in thousands)	(unaudited)
Assets
Cash and due from banks	$22,470	$11,830
Short-term investments	130,645	71,989
Cash and cash equivalents	153,115	83,819
Debt securities available-for-sale (at fair value)	36,837	32,215
Federal Home Loan Bank stock, at cost	785	895
Loans held for sale	22,846	—
Loans, net of allowance for loan losses of $19,496 and $18,518
as of December 31, 2021 and 2020, respectively	1,433,803	1,314,810
Bank owned life insurance	42,569	36,684
Premises and equipment, net	14,258	14,716
Accrued interest receivable	5,703	6,371
Right-of-use assets	4,102	4,258
Other assets	15,265	12,013
Total assets	$1,729,283	$1,505,781

Liabilities and Shareholders' Equity
Deposits:
Noninterest-bearing	$626,587	$383,079
Interest-bearing	833,308	854,349
Total deposits	1,459,895	1,237,428
Long-term borrowings	13,500	13,500
Operating lease liabilities	4,387	4,488
Other liabilities	17,719	14,509
Total liabilities	1,495,501	1,269,925
Shareholders' equity:
Preferred stock; authorized 50,000 shares:
no shares issued and outstanding	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized;
17,854,649 and 19,047,544 shares issued and outstanding
at December 31, 2021 and 2020, respectively	179	191
Additional paid-in capital	123,498	139,450
Retained earnings	118,087	104,508
Accumulated other comprehensive income	649	1,058
Unearned compensation - ESOP	(8,631)	(9,351)
Total shareholders' equity	233,782	235,856
Total liabilities and shareholders' equity	$1,729,283	$1,505,781

Provident Bancorp, Inc.

Consolidated Income Statements

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
(Dollars in thousands, except per share data)	2021	2020	2021	2020
Interest and dividend income:
Interest and fees on loans	$16,794	$16,268	$63,873	$59,391
Interest and dividends on debt securities available-for-sale	184	196	722	913
Interest on short-term investments	87	18	208	99
Total interest and dividend income	17,065	16,482	64,803	60,403
Interest expense:
Interest on deposits	575	1,039	3,085	5,203
Interest on borrowings	72	73	285	728
Total interest expense	647	1,112	3,370	5,931
Net interest and dividend income	16,418	15,370	61,433	54,472
Provision for loan losses	1,233	866	3,887	5,597
Net interest and dividend income after provision for loan losses	15,185	14,504	57,546	48,875
Noninterest income:
Customer service fees on deposit accounts	535	333	1,832	1,331
Service charges and fees - other	397	349	2,003	1,322
Bank owned life insurance income	244	225	1,195	809
Other income	46	11	136	81
Total noninterest income	1,222	918	5,166	3,543
Noninterest expense:
Salaries and employee benefits	8,465	6,045	28,782	23,175
Occupancy expense	409	430	1,687	1,684
Equipment expense	137	145	514	577
Deposit insurance	141	174	482	416
Data processing	370	300	1,325	1,000
Marketing expense	125	42	279	223
Professional fees	773	651	2,083	1,868
Directors' compensation	218	208	992	750
Software depreciation and implementation	272	265	1,014	959
Write down of other assets and receivables	—	400	225	2,207
Other	900	795	3,236	2,949
Total noninterest expense	11,810	9,455	40,619	35,808
Income before income tax expense	4,597	5,967	22,093	16,610
Income tax expense	1,008	1,665	5,954	4,625
Net income	$3,589	$4,302	$16,139	$11,985
Earnings per share:
Basic	$0.22	$0.24	$0.96	$0.66
Diluted	$0.21	$0.24	$0.93	$0.66
Weighted Average Shares:
Basic	16,481,684	17,912,975	16,772,628	18,090,229
Diluted	17,180,466	18,007,580	17,302,007	18,131,025

Provident Bancorp, Inc.

Net Interest Income Analysis

(Unaudited)

	For the Three Months Ended December 31,
	2021			2020
		Interest			Interest
	Average	Earned/	Yield/	Average	Earned/	Yield/
(Dollars in thousands)	Balance	Paid	Rate (4)	Balance	Paid	Rate (4)
Assets:
Interest-earning assets:
Loans	$1,357,838	$16,794	4.95%	$1,290,973	$16,268	5.04%
Short-term investments	205,000	87	0.17%	82,969	18	0.09%
Debt securities available-for-sale	35,068	180	2.05%	33,546	187	2.23%
Federal Home Loan Bank stock	785	4	2.04%	895	9	4.02%
Total interest-earning assets	1,598,691	17,065	4.27%	1,408,383	16,482	4.68%
Non-interest earning assets	81,143			66,170
Total assets	$1,679,834			$1,474,553
Liabilities and shareholders' equity:
Interest-bearing liabilities:
Savings accounts	$150,340	39	0.10%	$143,725	57	0.16%
Money market accounts	439,619	292	0.27%	337,814	477	0.56%
NOW accounts	179,265	132	0.29%	159,428	151	0.38%
Certificates of deposit	70,504	112	0.64%	188,084	354	0.75%
Total interest-bearing deposits	839,728	575	0.27%	829,051	1,039	0.50%
Borrowings	13,500	72	2.13%	14,885	73	1.96%
Total interest-bearing liabilities	853,228	647	0.30%	843,936	1,112	0.53%
Noninterest-bearing liabilities:
Noninterest-bearing deposits	573,059			371,290
Other noninterest-bearing liabilities	20,045			17,286
Total liabilities	1,446,332			1,232,512
Total equity	233,502			242,041
Total liabilities and
equity	$1,679,834			$1,474,553
Net interest income		$16,418			$15,370
Interest rate spread (1)			3.97%			4.15%
Net interest-earning assets (2)	$745,463			$564,447
Net interest margin (3)			4.11%			4.37%
Average interest-earning assets to
interest-bearing liabilities	187.37%			166.88%

(1)	Net interest rate spread represents the difference between the weighted average yield on interest-bearing assets and the weighted average rate of interest-bearing liabilities.
(2)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(3)	Net interest margin represents net interest income divided by average total interest-earning assets.
(4)	Annualized.

	For the Year Ended December 31,
	2021			2020
		Interest			Interest
	Average	Earned/	Yield/	Average	Earned/	Yield/
(Dollars in thousands)	Balance	Paid	Rate	Balance	Paid	Rate
Assets:
Interest-earning assets:
Loans	$1,320,160	$63,873	4.84%	$1,209,736	$59,391	4.91%
Short-term investments	159,656	208	0.13%	38,048	99	0.26%
Investment securities	34,022	708	2.08%	37,320	830	2.22%
Federal Home Loan Bank stock	827	14	1.69%	1,582	83	5.25%
Total interest-earning assets	1,514,665	64,803	4.28%	1,286,686	60,403	4.69%
Non-interest earning assets	73,057			62,741
Total assets	$1,587,722			$1,349,427
Liabilities and shareholders' equity:
Interest-bearing liabilities:
Savings accounts	$151,586	196	0.13%	$137,679	314	0.23%
Money market accounts	406,392	1,680	0.41%	295,483	2,159	0.73%
NOW accounts	162,618	416	0.26%	136,613	518	0.38%
Certificates of deposit	122,619	793	0.65%	163,032	2,212	1.36%
Total interest-bearing deposits	843,215	3,085	0.37%	732,807	5,203	0.71%
Borrowings	13,503	285	2.11%	43,682	728	1.67%
Total interest-bearing liabilities	856,718	3,370	0.39%	776,489	5,931	0.76%
Noninterest-bearing liabilities:
Noninterest-bearing deposits	476,743			319,451
Other noninterest-bearing liabilities	18,895			16,293
Total liabilities	1,352,356			1,112,233
Total equity	235,366			237,194
Total liabilities and
equity	$1,587,722			$1,349,427
Net interest income		$61,433			$54,472
Interest rate spread (1)			3.89%			3.93%
Net interest-earning assets (2)	$657,947			$510,197
Net interest margin (3)			4.06%			4.23%
Average interest-earning assets to
interest-bearing liabilities	176.80%			165.71%

(1)	Net interest rate spread represents the difference between the weighted average yield on interest-bearing assets and the weighted average rate of interest-bearing liabilities.
(2)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(3)	Net interest margin represents net interest income divided by average total interest-earning assets.

Provident Bancorp, Inc.

Select Financial Highlights

	Three Months Ended		Year Ended
	December 31,		December 31,
(unaudited)	2021	2020	2021	2020
Performance Ratios:
Return on average assets (1)	0.85%	1.17%	1.02%	0.89%
Return on average equity (1)	6.15%	7.11%	6.86%	5.05%
Interest rate spread (1) (3)	3.97%	4.15%	3.89%	3.93%
Net interest margin (1) (4)	4.11%	4.37%	4.06%	4.23%
Non-interest expense to average assets (1)	2.81%	2.56%	2.56%	2.65%
Efficiency ratio (5)	66.95%	58.05%	60.99%	61.72%
Average interest-earning assets to
average interest-bearing liabilities	187.37%	166.88%	176.80%	165.71%
Average equity to average assets	13.90%	16.41%	14.82%	17.58%

	At	At
	December 31,	December 31,
	2021	2020
Asset Quality
Non-accrual loans:
Commercial real estate	$—	$—
Commercial	2,080	4,198
Residential real estate	812	1,156
Construction and land development	—	—
Consumer	—	65
Mortgage warehouse	—	—
Total non-accrual loans	2,892	5,419
Accruing loans past due 90 days or more	—	—
Other real estate owned	—	—
Total non-performing assets	$2,892	$5,419
Asset Quality Ratios
Allowance for loan losses as a percent of total loans (2)	1.34%	1.39%
Allowance for loan losses as a percent of non-performing loans	674.14%	341.72%
Non-performing loans as a percent of total loans (2)	0.20%	0.41%
Non-performing loans as a percent of total assets	0.17%	0.36%
Non-performing assets as a percent of total assets (6)	0.17%	0.36%
Capital and Share Related
Stockholders' equity to total assets	13.5%	15.7%
Book value per share	$13.09	$12.38
Market value per share	$18.60	$12.00
Shares outstanding	17,854,649	19,047,544

(1)	Annualized where appropriate.
(2)	Loans are presented before the allowance but include deferred costs/fees.
(3)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(4)	Represents net interest income as a percent of average interest-earning assets.
(5)	Represents noninterest expense divided by the sum of net interest income and noninterest income, excluding gains on securities available for sale, net.
(6)	Non-performing assets consists of non-accrual loans plus loans accruing but 90 days overdue and OREO.

Provident Bancorp, Inc.

Select Financial Highlights

Loans

	At		At		At
	December 31,		September 30,		December 31,
	2021		2021		2020
(Dollars in thousands)	Amount	Percent	Amount	Percent	Amount	Percent
Commercial real estate	$432,275	29.66%	$423,526	31.47%	$438,949	32.82%
Commercial (1)(2)	726,241	49.83%	609,638	45.31%	565,976	42.31%
Residential real estate	812	0.06%	25,100	1.87%	32,785	2.46%
Construction and land development	42,800	2.94%	34,800	2.59%	28,927	2.16%
Consumer	1,519	0.10%	2,389	0.18%	5,547	0.41%
Mortgage warehouse	253,764	17.41%	250,048	18.58%	265,379	19.84%
	1,457,411	100.00%	1,345,501	100.00%	1,337,563	100.00%
Allowance for loan losses	(19,496)		(18,142)		(18,518)
Deferred loan fees, net	(4,112)		(4,874)		(4,235)
Net loans	$1,433,803		$1,322,485		$1,314,810

Deposits

	At	At	At
	December 31,	September 30,	December 31,
(In thousands)	2021	2021	2020
NOW and demand	$824,471	$662,200	$554,095
Regular savings	155,267	152,633	151,341
Money market deposits	419,625	454,104	353,793
Total non-certificate accounts (3)(4)	1,399,363	1,268,937	1,059,229

Certificate accounts of $250,000 or more	5,078	4,654	5,167
Certificate accounts less than $250,000	55,454	87,528	173,032
Total certificate accounts	60,532	92,182	178,199
Total deposits	$1,459,895	$1,361,119	$1,237,428

(1)	Includes $12.4 million, $27.4 million, and $41.8 million in PPP loans at December 31, 2021, September 30, 2021 and December 31, 2020, respectively.
(2)	Includes $120.4 million, $56.0 million, and $15.0 million in digital asset loans at December 31, 2021, September 30, 2021 and December 31, 2020, respectively.
(3)	Includes $99.7 million, $63.2 million, and $30.9 million in digital asset deposits at December 31, 2021, September 30, 2021, and December 31, 2020, respectively.
(4)	Includes $59.9 million, $25.6 million, and $145,000 in banking as a service deposits at December 31, 2021, September 30, 2021, and December 31, 2020, respectively.